Exhibit 23.6

CONSENT OF JOHN BURNS REAL ESTATE CONSULTING, LLC

We hereby consent to the use of our name in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”), to be filed by Five Point Holdings, LLC, a Delaware limited liability company (the “Company”), to the references to the John Burns Real Estate Consulting, LLC market study prepared for the Company wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Prospectus Summary,” “Risk Factors,” “Business and Properties” and “Experts” in the Registration Statement, and the attachment of such market study as an appendix to the Registration Statement.

Dated: April 7, 2017

JOHN BURNS REAL ESTATE CONSULTING, LLC

By	/s/ Don Walker
Name:	Don Walker
Title:	President